Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2 of Bodisen Biotech, Inc. and Subsidiaries of our report dated March 1, 2005 on our audits of the financial statements of Bodisen Biotech, Inc. and Subsidiaries. as of December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended, and our report dated February 5, 2004 on our audit of the financial statements of Yang Ling Bodisen Biology Science and Technology Company Limited as of December 31, 2002, and the results of its operations and cash flows for the year then ended, and the reference to us under the caption “Experts”.

/s/ Kabani & Company, Inc.

Los Angeles, California

February 02, 2006